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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                               Initial Filing


                             GMX RESOURCES INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, .001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 38011M108
                     ----------------------------------
                              (CUSIP Number)


                                  6/21/01
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38011M108

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

                William C. Newton    Gloria A. Newton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/ Husband/Wife
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

                          United States of America
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                      W. Newton = 545,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                      W. Newton = 300,000  G. Newton = 300,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   W. Newton = 545,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                   W. Newton = 300,000  G. Newton = 300,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                        W. Newton = 845,000(1)
                                                        G. Newton = 845,000(1)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                        W. Newton = 12.46%(2)
                                                        G. Newton = 12.46%(2)
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                                        W. Newton = IN
                                                        G. Newton = IN
-------------------------------------------------------------------------------

(1) Includes 230,000 shares of Common Stock that may be acquired upon the exercise of warrants.

(2) Assumes, pursuant to Rule 13d-3(d)(1)(i) under the Act, that there are 6,780,000 shares of the Stock outstanding.

ITEM 1.

    (a)   Name of Issuer
                                  GMX RESOURCES INC
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

                                  ONE BENHAM PLACE
                           9400 NORTH BROADWAY, SUITE 600
                               OKLAHOMA CITY, OK 73114
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

                        William C. Newton, Gloria A. Newton
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

                                c/o NOTWEN CORPORATION
                                  660 EAST BROADWAY
                             Jackson Hole, Wyoming 83001
          ---------------------------------------------------------------------
    (c)   Citizenship

                               United States of America
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

                              Common Stock, .001 par value
          ---------------------------------------------------------------------
    (e)   CUSIP Number

                                     38011M108
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

                        W. Newton = 845,000(1)
                        G. Newton = 845,000(1)
    ---------------------------------------------------------------------------
    (b) Percent of class:

                        W. Newton = 12.46%(2)
                        G. Newton = 12.46%(2)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

                        W. Newton = 545,000
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

                        W. Newton = 300,000   G. Newton = 300,000
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

                        W. Newton = 545,000
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

                        W. Newton = 300,000   G. Newton = 300,000
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                             Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                             Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                             Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                             Not Applicable

(1) Includes 230,000 shares of Common Stock that may be acquired upon the exercise of warrants.

(2) Assumes, pursuant to Rule 13d-3(d)(1)(i) under the Act, that there are 6,780,000 shares of the Stock outstanding.

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       10/10/01
                                       ----------------------------------------
                                                         Date

                                              /s/ WILLIAM C. NEWTON
                                       ----------------------------------------
                                                      Signature

                                                  William C. Newton
                                       ----------------------------------------
                                                      Name/Title